Nine Months Ended     Three Months Ended
                      September 30           September 30
                    1996      1995        1996        1995
Primary

Average number of
 common shares
 outstanding    18,063,133  17,968,132  18,075,159  17,979,962
Dilutive stock
 options
 outstanding        40,108      68,636      41,914      74,681
Average number of
 common and
 common
 equivalent
 shares         18,103,242  18,036,768  18,117,073  18,054,643

Net earnings appli-
 cable to common
 stock and
 common stock
 equivalents   $13,371,000 $11,909,000  $3,443,000  $1,435,000

Primary earnings
  per share          $0.74       $0.66       $0.19       $0.08